Exhibit 99

UTC REPORTS FIRST QUARTER EPS UP 26 PERCENT ON 12 PERCENT

REVENUE GROWTH, CONFIRMS 2008 OUTLOOK

HARTFORD, Conn., April 17, 2008 – United Technologies Corp. (NYSE:UTX) today reported first quarter 2008 earnings per share of $1.03 and net income of $1.0 billion, up 26 percent and 22 percent, respectively, over the year ago first quarter. Results for the current quarter include a $0.02 per share impact for restructuring costs. In 2007, results included a $0.07 per share impact for the Otis European Union Commission fine, net of related reserves, restructuring charges, and one-time favorable items. Excluding restructuring and other one-time items in both periods, earnings per share grew 18 percent year over year.

First quarter consolidated revenues increased 12 percent to $13.7 billion, including 7 percent organic growth. Foreign currency translation and acquisitions accounted for the remainder of the growth.

“We are pleased with this solid start to the year and confident the geographic and business balance of the UTC portfolio will continue to deliver superior performance. This quarter’s results are further evidence that our business model, with its focus on global growth through market leading franchises and cost reduction through the implementation of the ACE operating system, can deliver solid results even in a softening economic environment,” said Louis Chênevert, UTC President and Chief Executive Officer.

Although there were some early signs of moderating growth in the U.S. and several European countries, UTC’s commercial construction new equipment orders were generally up in the quarter. Consumer markets in the U.S. remain weak, impacting the residential businesses of both Carrier and UTC Fire & Security. Commercial aerospace markets remain solid. Backlog continued to expand in all six businesses reaching $60 billion at quarter end.

“We remain confident in the full year revenue and earnings guidance for each of our businesses and for UTC overall. Revenues are expected to grow to $59 billion with earnings per share in the range of $4.65 to $4.85, or 9 to 14 percent over the prior year. As we look to the back half of the year, we continue to adjust our operations in anticipation of the uncertain economic environment,” Chênevert added.

Cash flow from operations was $888 million and capital expenditures were $237 million for the quarter. Share repurchase totaled $801 million for the first three months of the year.

“Cash flow from operations less capital expenditures was below net income for the quarter. Inventories grew seasonally at Carrier and remain high in the aerospace businesses where backlogs continue to expand. We continue to expect cash flow from operations less capital expenditures to meet or exceed net income for the full year,” Chênevert continued.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward-looking statements” concerning expected revenue, earnings and cash flow; anticipated benefits of UTC’s diversification and business model; and other matters. These matters are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company-specific factors including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended March 31, (Unaudited)
(Millions, except per share amounts)	2008	2007
Revenues	$13,701	$12,278

Cost and Expenses
Cost of goods and services sold	9,981	8,996
Research and development	411	382
Selling, general and administrative	1,635	1,396

Operating Profit	1,674	1,504
Interest expense	165	150

Income before income taxes and minority interests	1,509	1,354
Income taxes	430	442
Minority interests	79	93

Net Income	$1,000	$819

Net Earnings Per Share of Common Stock
Basic	$1.05	$0.85
Diluted	$1.03	$0.82

Average Shares
Basic	952	968
Diluted	975	993

As described on the following pages, consolidated results for the quarters ended March 31, 2008 and 2007 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended March 31, (Unaudited)
	2008	2007
Revenues

Otis	$3,057	$2,728
Carrier	3,409	3,130
UTC Fire & Security	1,598	1,246
Pratt & Whitney	3,207	2,767
Hamilton Sundstrand	1,461	1,313
Sikorsky	1,023	1,006

Segment Revenues	13,755	12,190
Eliminations and other	(54)	88

Consolidated Revenues	$13,701	$12,278

Operating Profit

Otis	$580	$574
Carrier	248	213
UTC Fire & Security	115	86
Pratt & Whitney	526	490
Hamilton Sundstrand	229	218
Sikorsky	82	73

Segment Operating Profit	1,780	1,654
Eliminations and other	(9)	(63)
General corporate expenses	(97)	(87)

Consolidated Operating Profit	$1,674	$1,504

As described on the following pages, consolidated results for the quarters ended March 31, 2008 and 2007 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters ended March 31, 2008 and 2007 includes restructuring and related charges as follows:

	Quarter Ended March 31, (Unaudited)
	2008	2007
Otis	$2	$(2)
Carrier	11	12
UTC Fire & Security	6	2
Pratt & Whitney	14	20
Hamilton Sundstrand	1	6
Sikorsky	-	(3)

Total Restructuring and Related Charges	$34	$35

Consolidated results for the quarter ended March 31, 2007 include the following non-recurring items.

Q1 - 2007

•

Otis: Segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.

•	Pratt & Whitney: Approximately $40 million gain at Pratt & Whitney from a contract termination.

•	Eliminations and Other: A $216 million loss recorded in connection with the European Union commission fine.

•	Eliminations and Other: A $151 million gain from the sale of marketable securities.

In the first quarter, the net impact of the above items ($0.05 per share), together with $35 million of pre-tax restructuring and related charges ($0.02 per share), had a $0.07 adverse impact to earnings per share.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	March 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
Assets

Cash and cash equivalents	$3,139	$2,904
Accounts receivable, net	9,558	8,844
Inventories and contracts in progress, net	9,075	8,101
Other current assets	2,144	2,222

Total Current Assets	23,916	22,071

Fixed assets, net	6,477	6,296
Goodwill, net	16,415	16,120
Intangible assets, net	3,862	3,757
Other assets	6,383	6,331

Total Assets	$57,053	$54,575

Liabilities and Shareowners’ Equity

Short-term debt	$2,003	$1,133
Accounts payable	5,503	5,059
Accrued liabilities	12,099	11,277

Total Current Liabilities	19,605	17,469

Long-term debt	8,014	8,015
Other liabilities	6,864	6,824

Total Liabilities	34,483	32,308

Minority interest in subsidiary companies	984	912

Shareowners’ Equity:
Common Stock	10,498	10,358
Treasury Stock	(12,157)	(11,338)
Retained Earnings	22,440	21,751
Accumulated other non-shareowners’ changes in equity	805	584

	21,586	21,355

Total Liabilities and Shareowners’ Equity	$57,053	$54,575

Debt Ratios:
Debt to total capitalization	32%	30%
Net debt to net capitalization	24%	23%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

(Millions)	Quarter Ended March 31, (Unaudited)
	2008	2007
Operating Activities
Net Income	$1,000	$819
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	319	278
Deferred income taxes and minority interest	41	(57)
Stock compensation cost	58	54
Changes in working capital	(481)	(277)
Other, net	(49)	(364)

Net Cash Provided by Operating Activities	888	453

Investing Activities
Capital expenditures	(237)	(208)
Acquisitions and disposal of businesses, net	(126)	(110)
Other, net	(69)	158

Net Cash Used in Investing Activities	(432)	(160)

Financing Activities
Increase in borrowings, net	862	286
Dividends paid on Common Stock	(293)	(245)
Repurchase of Common Stock	(801)	(500)
Other, net	(67)	82

Net Cash Used in Financing Activities	(299)	(377)

Effect of foreign exchange rates	78	19

Net increase (decrease) in cash and cash equivalents	235	(65)
Cash and cash equivalents - beginning of period	2,904	2,546

Cash and cash equivalents - end of period	$3,139	$2,481

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended
(Millions)	March 31, 2008		March 31, 2007
	(unaudited)		(unaudited)
Net income	$1,000		$819
Depreciation and amortization	319		278
Change in working capital	(481)		(277)
Other	50		(367)

Cash flow from operating activities	888		453
Cash flow from operating activities as a percentage of net income		89%		55%
Capital expenditures	(237)		(208)

Capital expenditures as a percentage of net income		(24)%		(25)%

Free cash flow	$651		$245

Free cash flow as a percentage of net income		65%		30%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2007 include an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities, and a $216 million loss recorded in connection with the EU commission fine during the first quarter.

(3)	Otis segment results for the first quarter for 2007 include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.